                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              Loctite Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              Loctite Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              LOCTITE CORPORATION

               NOTICE OF THE 1996 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

     The 1996 Annual Meeting of Stockholders of Loctite Corporation will be held at the Hartford Club, 46 Prospect Street, Hartford, Connecticut on Wednesday, April 24, 1996 at 10:30 a.m. (Local Time) for the following purposes:

     1. To elect 12 Directors as described in the attached Proxy Statement to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

     2. To confirm the appointment of independent accountants for the current fiscal year; and

     3. To transact such other business as may properly come before said meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on Friday, March 8, 1996, as the record date for the determination of stockholders who are entitled to notice of and to vote at this meeting and any and all adjournments thereof.

                                     By Order of the Board of Directors

                                              EUGENE F. MILLER
                                              Secretary

Hartford, Connecticut 06106
March 13, 1996

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND VOTE OR OTHERWISE INDICATE YOUR CHOICES WITH RESPECT TO THE MATTERS TO BE VOTED UPON ON THE ACCOMPANYING PROXY AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF FOR ANY REASON YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE THE VOTING.

                              LOCTITE CORPORATION

                             10 COLUMBUS BOULEVARD
                          HARTFORD, CONNECTICUT 06106

                                PROXY STATEMENT

     This Proxy Statement is being furnished to stockholders of Loctite Corporation (the "Company") in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders to be held at the Hartford Club, 46 Prospect Street, Hartford, Connecticut on Wednesday, April 24, 1996 at 10:30 a.m. and at any and all adjournments thereof. This Proxy Statement and the accompanying form of Proxy are being mailed to stockholders on or about March 13, 1996.

     The Board of Directors has fixed the close of business on Friday, March 8, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. On that date, the Company had 32,042,240 shares of Common Stock outstanding and entitled to vote. Each stockholder is entitled to one vote per share of Common Stock held by such stockholder on each matter submitted to a vote.

     You are encouraged to read this Proxy Statement and to fill in, date, sign, and return the enclosed proxy. A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted at the meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of a proxy. Properly executed proxies, not revoked, will be voted in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the persons named on the accompanying proxy to vote FOR the election of the nominees listed below as Directors and FOR Proposal 2 on the accompanying Notice of Meeting and otherwise in the discretion of the Proxies.

     The cost of solicitation of proxies will be borne by the Company. In addition to this solicitation by mail, officers and regular employees of the Company may, without receiving additional compensation therefor, make solicitations by telephone, mail or personal interviews; and arrangements may be made with banks, brokerage firms and others to forward proxy material to their principals. The Company will defray the expenses of such additional solicitations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's By-Laws provide that the maximum number of Directors is twelve. At the Annual Meeting, nominations will be made for 12 Directors. All elected Directors will hold office until the next Annual Meeting of the Stockholders of the Company and until their respective successors are duly elected and qualified. The nominees for election as Directors are listed on the following pages with brief statements of their principal occupations and other information. All nominees have been designated as such by the Board of Directors based on the recommendations of its Committee on Human Resources, none of the members of which is an employee of the Company. It is intended that, unless authorization to do so is withheld, the shares represented by the enclosed proxy will be voted for the election of the 12 nominees set forth below.

     All of the nominees were elected by the stockholders to their present terms at the 1995 Annual Meeting, except Mr. Fiondella, who was appointed by the Board of Directors after the 1995 Annual Meeting, and Dr. Krautter, Ms. Nooyi and Mr. Byrne, who are first-time nominees to the Board. Having reached the age of 70, Messrs. Barnes and Butterworth are not standing for reelection in accordance with established Board practice on Director retirement age. Dr. Manchot is not standing for reelection for personal reasons. All nominees have consented to being named herein and have agreed to serve if elected. In the event any such nominees shall have become at the time of the meeting unable or unwilling to serve as a Director (an event not now anticipated), the persons named as proxies intend to vote the shares to which the proxy relates for the remaining nominees and for such substitute nominee or nominees as shall be recommended by the Committee on Human Resources of the Board of Directors.

     The election of Directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. Votes withheld and broker non-votes are not counted as votes in favor of any nominee, but are taken into account in determining whether nominees have received a plurality.

                       NOMINEES FOR ELECTION AS DIRECTORS
------------------
    [PHOTO]
------------------
                  ROBERT E. IX, age 66. Mr. Ix is the former Chairman and Chief Executive Officer of Cadbury Schweppes, Inc., a food and confectionary company based in the United Kingdom. He is a Director of New England Frozen Foods, Inc., a distributor of frozen foods, and Health Waters, Inc., a distributor of bottled water. He is Chairman of the Committee on Human Resources, a member of the Committee on Board Affairs, and has been a Director of the Company since 1978.

                  FREDERICK B. KRIEBLE, age 54. Mr. Krieble is the President of Management I, Limited and Management II, Limited, which are family investment management companies. He is a former Treasurer of the Company and son of Robert H. Krieble, the retired Chairman of the Board of Directors of the Company. He is a member of the Audit and Finance Committee and has been a Director of the Company since 1980.
------------------
    [PHOTO]
------------------
                  DR. ROMAN DOHR, age 65. Since 1993 Dr. Dohr has worked as a consultant to Henkel KGaA, a major worldwide manufacturer of chemicals, household products and adhesives, and has also performed consulting services for other companies. From 1985 to 1993, he was Executive Vice President of Henkel and a member of its Management Board, responsible for the Adhesives and Chemical Auxiliaries Group. He is Chairman of the Audit and Finance Committee, and has been a Director of the Company since 1985.
------------------
    [PHOTO]
------------------
                  STEPHEN J. TRACHTENBERG, age 58. Mr. Trachtenberg is President and Professor of Public Administration at The George Washington University in Washington, D.C., a position to which he was named in 1988. He is a Director of NationsBank, N.A., a national bank with offices throughout the States of Maryland, Virginia, North Carolina, South Carolina and Washington, D.C. He is also a Director of NationsBank Trust Company, N.A., a fiduciary institution in Washington, D.C. He is a member of the Committee on Human Resources and has been a Director since 1987.
------------------
    [PHOTO]
------------------
                  DAVID FREEMAN, age 51. Since April, 1993 Mr. Freeman has served as Chief Executive Officer of the Company and has been President and Chief Operating Officer of the Company since February, 1991. From March, 1990 to February, 1991, Mr. Freeman was Chief Operating Officer and Executive Vice-President of the Company. Mr. Freeman has been an employee of Loctite for 21 years. He is a Director of Mechanics Savings Bank, a mutual savings bank with its principal office in Hartford, Connecticut and Sealed Air Corporation, a manufacturer of packaging materials. He has been a Director since 1990.

------------------
     [PHOTO]
------------------
                  PETER C. BROWNING, age 54. Mr. Browning joined Sonoco Products Company, a global manufacturer of industrial and consumer packaging products, as Executive Vice President in October, 1993, and was promoted to President and Chief Operating Officer on February 7, 1996. From September, 1990 until October, 1993, he served as Chairman, President and Chief Executive Officer of National Gypsum Company, a producer of gypsum wallboard and related construction products. From 1989 until 1990, he served as President of one of the operating divisions of that company. Mr. Browning is a Director of Sonoco Products Company; Phoenix Home Life Mutual Insurance Company; First Union National Bank of South Carolina; and Pelican Companies, a building materials distributor. He is a member of the Committee on Human Resources and has been a Director since June, 1994.

------------------
     [PHOTO]
------------------
                  STEPHEN F. PAGE, age 56. Since January, 1993 Mr. Page has served as Executive Vice President and Chief Financial Officer of United Technologies Corporation, a diversified manufacturer of aircraft engines and equipment, elevators, air conditioners and aerospace equipment. He was previously employed for 20 years by Black & Decker Corporation, most recently as its Executive Vice President and Chief Financial Officer. Mr. Page is a member of the Audit and Finance Committee and has been a Director since August, 1994.

------------------
     [PHOTO]
------------------
                  CHRISTOPH HENKEL, age 38. From 1994 to the present Mr. Henkel has been a Vice Chairman of the Shareholders' Committee of Henkel KGaA, a major worldwide manufacturer of chemicals, household products and adhesives, and has been a member of the Shareholders' Committee since 1990. In addition, since 1990 Mr. Henkel has held various management positions in the Henkel organization. Prior to 1990, he worked for the Carnation Company, a subsidiary of Nestle S.A., a worldwide manufacturer of confectionaries and related products. Mr. Henkel is a member of the Audit and Finance Committee and has been a Director since November, 1994.

------------------
     [PHOTO]
------------------
                  ROBERT W. FIONDELLA, age 53. Since February, 1994 Mr. Fiondella has served as Chairman, President and Chief Executive Officer of Phoenix Home Life Mutual Insurance Company of Hartford, Connecticut. In 1992 he was elected President and Principal Operating Officer of the Company upon the merger of Phoenix Mutual Life Insurance Company and Home Life Insurance Company. Prior to that, Mr. Fiondella advanced through several executive positions to become Chief Operating Officer of Phoenix Mutual Life Insurance Company. He holds degrees from Providence College and the University of Connecticut School of Law. He is a member of the Connecticut Bar Association and is active in many business, civic and community organizations. He is a director of The Advest Group, Inc., a financial investment firm, PXRE Corporation, a property and casualty reinsurance company; Phoenix Duff & Phelps Corporation, a publicly traded asset management company; and a number of civic organizations. Mr. Fiondella is a member of the Audit and Finance Committee and has been a Director since August, 1995.

------------------
     [PHOTO]
------------------
                  DR. JOCHEN KRAUTTER, age 53. Since June, 1992 Dr. Krautter has been a member of the Management Board of Henkel KGaA, a major worldwide manufacturer of chemicals, household products and adhesives. He is currently responsible for the Metal Chemicals Business and Information Systems of Henkel. Previously, Dr. Krautter was Managing Director of Henkel Belgium S.A. and Henkel Nederland B.V. He joined Henkel in 1973, working in various capacities involving sales, marketing, logistics and information systems. He holds a Ph.D. from the University of Mannheim, and attended Stanford University for one year as a research fellow in marketing.

------------------
     [PHOTO]
------------------
                  INDRA K. NOOYI, age 40. From March, 1994 to the present Ms. Nooyi has been Senior Vice President of PepsiCo, Inc., a global consumer products company, with leadership positions in the worldwide beverage, snack and restaurant businesses. Ms. Nooyi is responsible for PepsiCo's worldwide strategic planning function, including developing and coordinating business plans for PepsiCo's operating divisions. From 1990-1994, Ms. Nooyi was Senior Vice President of Strategy, Planning and Strategic Marketing for Asea Brown Boveri, a Switzerland based global corporation manufacturing products/systems, power generation, transmission and distribution, industrial process controls and rail transportation. She holds several degrees, including a Master of Public and Private Management from Yale University.

                 ARTHUR P. BYRNE, age 50. Since the end of 1991, he has been
-------------    President and Chief Executive Officer of the Wiremold Company,
   [PHOTO]       a manufacturer of wire management and power conditioning
-------------    systems, West Hartford, Connecticut. From 1986 to 1991, Mr.
                 Byrne served as Group Executive for 8 operating companies of the Danaher Corporation, including 4 instrument companies and 4 miscellaneous metal product companies serving the trucking, power tool, hand tool, fastener and component parts industries. Prior to joining Danaher, Mr. Byrne served in strategic planning and management positions with the General
                 Electric Corporation from 1980 to 1985. He is a graduate of Boston College and holds an MBA from Babson College.

                         STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information with respect to the Common Stock of the Company beneficially owned by each Director, and Director nominee, and each executive officer named in the Summary Compensation Table, individually, and by all Directors, nominees, and executive officers of the Company as a group, as of February 29, 1996.

                                                  AMOUNT AND NATURE
                                                    OF BENEFICIAL
                                                    OWNERSHIP (1)      PERCENT OF CLASS (2)
                                                  -----------------    --------------------
Robert L. Aller................................          57,714(3)              --
Louis J. Baccei................................          16,453(3)              --
Wallace Barnes.................................           1,609                 --
Gerardus B.E.M. Briels.........................          10,993(3)              --
Peter C. Browning..............................             300                 --
Kenneth W. Butterworth.........................          92,290(4)              --
Arthur P. Byrne................................             100                 --
Dr. Roman Dohr.................................           1,200                 --
Robert W. Fiondella............................             300                 --
David Freeman..................................          85,288(3)              --
Christoph Henkel...............................           1,300                 --
Robert E. Ix...................................           4,500(5)              --
Dr. Jochen Krautter............................               0                 --
Frederick B. Krieble...........................         523,543(6)             1.6%
Dr. Jurgen Manchot.............................           3,200                 --
Eugene F. Miller...............................          25,945(3)              --
Indra K. Nooyi.................................             100                 --
Stephen F. Page................................             800                 --
Stephen J. Trachtenberg........................           3,000                 --
All Directors, nominees and executive officers                                 2.6%
  as a group (19 individuals)..................         828,635(3)

---------------
(1) Information with respect to beneficial ownership is based upon information furnished by Directors, Director nominees, and executive officers or is contained in filings made with the Securities and Exchange Commission. The listing of such securities is not necessarily an admission of beneficial ownership by such person. Unless otherwise indicated by footnote, each person held sole voting and investment powers over such shares.

(2) No disclosure made for less than 1%.

(3) The number of shares of Common Stock shown includes 21,100 shares as to Mr. Aller; 12,400 shares as to Dr. Baccei; 9,500 shares as to Mr. Briels; 40,600 shares as to Mr. Freeman; and 22,900 shares as to Mr. Miller, subject to stock options granted by the Company which are exercisable currently or within 60 days of February 29, 1996.

(4) Included in the amount shown are 2,290 shares held in trust for the benefit of Mr. Butterworth's spouse.

(5) Included in the amount shown are 300 shares beneficially owned by Mr. Ix's spouse.

(6) Included in the amount shown are 140,307 shares owned by Management II Limited, a family investment company, as to which Mr. Krieble has shared voting and investment powers; 342,958 shares owned by another family investment company, as to which Mr. Krieble has sole voting and investment powers; 17,852 shares in custodial accounts for the benefit of Mr. Krieble's minor children, as to which Mr. Krieble has sole voting and investment powers; and 22,426 shares owned by Mr. Krieble's spouse, as to which 22,426 shares Mr. Krieble disclaims beneficial ownership.

        BOARD OF DIRECTORS, COMMITTEE MEETINGS AND DIRECTOR COMPENSATION

     The business and affairs of the Company are managed by the Board of Directors subject to the Company's Certificate of Incorporation and By-Laws and the laws of the State of Delaware.

     Pursuant to the By-Laws, the Board of Directors elects the officers of the Company, including the chief executive officer, who perform such duties and possess such powers as customarily pertain to their respective offices, as are imposed by the By-Laws, and as from time to time are prescribed by the Board of Directors. The Board regularly reviews various aspects of the business and affairs of the Company including budgets, results of operations, financial matters, as well as the annual and longer term plans of the Company. The Board also reviews and approves certain fundamental corporate matters such as changes in capital structure, issuance of stock, dividend policy, major borrowings, and acquisitions or divestitures.

     The Directors are elected at each Annual Meeting of Stockholders. During the fiscal year ended December 31, 1995, the Board of Directors held five meetings.

     The Board of Directors has established three committees to assist in the discharge of its responsibilities. The functions of these committees, the members of which are appointed annually by the Chairman of the Board of Directors, are described below. During the fiscal year ended December 31, 1995, the Audit and Finance Committee and the Committee on Human Resources held four meetings each, and the Committee on Board Affairs held two meetings.

     AUDIT AND FINANCE COMMITTEE--The Audit and Finance Committee currently consists of five members as follows: Dr. Roman Dohr (Chairman), Robert W. Fiondella, Frederick B. Krieble, Stephen F. Page, and Christoph Henkel.

     The Audit and Finance Committee recommends to the Board of Directors the selection of the
Company's independent accountants; reviews with its internal auditors, independent accountants, and management the Company's policies and procedures with respect to internal auditing, accounting, and financial controls; reviews with the independent accountants the scope and results of their audits, their findings and recommendations; approves the schedule of planned professional services provided by the independent accountants prior to the performance of such services; considers the range of audit and nonaudit fees; reviews with the independent accountants, upon completion of their audit, their report; makes recommendations to the Board of Directors concerning cash or stock dividends to be declared; reviews and recommends to the Board matters concerning capital expenditures and uses of the Company's cash and other tangible assets, including facilities and real property; and generally reviews and makes recommendations concerning the financial operations of the Company to the Board of Directors.

     COMMITTEE ON HUMAN RESOURCES--The Committee on Human Resources currently consists of five members as follows: Robert E. Ix (Chairman), Wallace Barnes, Stephen J. Trachtenberg, Dr. Jurgen Manchot, and Peter C. Browning.

     The Committee on Human Resources reviews the salary structure and policies of the Company; reviews and approves the salaries of all officers, operating executives, and key employees above a certain position level; annually reviews and recommends to the Board nominees for election to the Company's Board of Directors and confirms the election of the Company's officers; reviews, interprets and administers such of the Company's employee incentive compensation plans as are specifically delegated to it by the plans or by the Board and grants bonuses, options and benefits under such plans; reviews and administers certain aspects of the Company's retirement and thrift investment plans; and reviews employee fringe benefits.

     COMMITTEE ON BOARD AFFAIRS--The Committee on Board Affairs currently consists of five members as follows: Wallace Barnes (Chairman), Robert E. Ix, Kenneth W. Butterworth, Dr. Jurgen Manchot, and David Freeman.

     The Committee on Board Affairs is a standing Committee. It will meet as and when needed to consider and make recommendations to the full Board on matters of Board process and governance, including review of potential candidates for new directors, director compensation, evaluation of director performance and continued suitability for membership on the Board; and any other similar matters put to the Committee by the full Board.

     Each member of the Board of Directors attended more than 90 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by Committees of the Board on which he served. Except as otherwise indicated under "Executive and Consulting Agreements," each director who is not an officer of the Company is paid an annual retainer fee of $20,000 for membership on the Board, an additional fee of $1,000 for each Board meeting, and a fee of $1,000 in the event of a Committee meeting which occurs apart from a regular Board meeting. In addition, each Committee Chairman receives an annual retainer fee of $3,000. Officers who are Directors do not receive retainers or meeting fees.

     Each non-employee Director receives an award of 300 unrestricted shares of Common Stock, subject to adjustment for stock splits and dividends, at the time of election or reelection to the Board of Directors at an Annual Meeting. Directors are not required to pay any cash or other consideration for shares so awarded.

     Effective July 1, 1990, the Company adopted a retirement plan for outside Directors to allow the Company to attract and retain the services of non-employee Directors with the requisite qualifications. The plan is administered by the Committee on Human Resources, is nonqualified and provides a cash benefit paid from the general funds of the Company.

     Each member of the Board terminating service with the Board shall be entitled under the plan to an annual benefit in an amount equal to such member's vested percentage multiplied by 50% of compensation received by such member for serving on the Board during such member's final year of service. The vested percentage is zero until the completion of three years' service, when it becomes 30% and then increases in 10% increments up to 100% for ten or more years of service. In computing years of service, each member is credited with a year of service for each full term served as a member of the Board for which the member is elected by the stockholders of the Company, including such terms completed prior to the effective date of the plan.

     Only non-employee Directors of the Company are eligible to receive benefits under the plan. Consequently, employee Directors do not become eligible until they sever employment with the Company, and do not receive any credit for vesting purposes for service on the Board while they were employees of the Company. Benefits paid out under the plan terminate upon the date of death of the former Board member.

     Beginning in January 1994, Mr. Butterworth was retained as a consultant to the Company and received payments of $17,000 per month until December 31, 1995. Additionally, during the period beginning January 1, 1994 and ending upon completion of his tenure as a director (which will occur immediately after the Annual Meeting) Mr. Butterworth has been entitled to receive an amount equal to two times the retainer and meeting fees paid to non-employee directors of the Company. Although he is no longer an employee of the Company, Mr. Butterworth does not participate in the Non-Employee Director Retirement Plan and does not receive stock normally received by non-employee directors upon their election or re-election to the Board.

STOCKHOLDER NOMINATIONS

     While there is no formal Nominating Committee of the Board of Directors, this function has been delegated to the Committee on Human Resources. Under the Company's By-laws, a stockholder may nominate persons for election to the Board of Directors at any meeting of the stockholders called for the election of directors. The stockholder must be entitled to vote for the election of directors at the meeting and must provide timely notice in writing to the Secretary of the Company of any nomination. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the meeting. If less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, the stockholder's notice must be received by the Company not later than the close of business on the tenth day following the day on which notice of the date of the meeting or the public disclosure was made. A stockholder's notice must contain (1) as to each nominee, all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors under the regulations of the Securities and Exchange Commission and (2) as to the stockholder giving the notice, the name and address as they appear on the Company's books of the stockholder proposing the nomination and any other stockholders known by the stockholder to be supporting the nomination and the class and number of shares which are beneficially owned by the stockholder. No stockholder nominations were submitted with respect to the 1996 annual meeting in accordance with the procedure prescribed by the Company's By-laws.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                                            ANNUAL
                                         COMPENSATION          LONG TERM COMPENSATION
                                     --------------------  -------------------------------
                                                                       AWARDS
                                                           -------------------------------
                                                           RESTRICTED       SECURITIES
                                                              STOCK         UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY     BONUS(1)  AWARD(S)(2)  OPTIONS/SARS(#)(3)  COMPENSATION(4)
---------------------------- ----    --------    --------  -----------  ------------------  ---------------
David Freeman,               1995    $428,660    $175,000           0              0            $ 7,500
  President and Chief        1994     370,006    185,000            0          6,000              4,500
  Executive Officer          1993     348,756          0            0         10,000              7,075
Robert L. Aller,             1995     227,500     73,938            0              0              7,500
  Senior Vice President--    1994     217,573     91,000            0          3,500              4,500
  Finance and Administration 1993     210,750          0            0              0              7,075
Eugene F. Miller,            1995     174,523     63,875            0              0              7,324
  Vice President, Secretary  1994     165,785     69,600            0          3,500              4,500
  and General Counsel        1993     160,269          0            0              0              6,398
Louis J. Baccei,             1995     189,427     68,950            0              0              2,638
  Senior Vice President and  1994     179,969     74,400            0          4,000              1,800
  President--Research,       1993     169,923          0            0              0              2.339
  Development & Engineering
Gerardus B.E.M. Briels,(5)   1995     104,250          0            0              0              6,255
  Vice President and
    President,               1994     203,591    104,250            0          5,000              4,500
  North American Region      1993     190,000          0            0              0              7,075

---------------
(1) The bonus amounts are payable pursuant to the Company's Management Incentive Compensation Plan described under the caption "Committee on Human Resources Report on Executive Compensation." Bonuses payable under this Plan are determined by reference to the executive's base salary in effect at fiscal year end.

(2) As of December 31, 1995, no executive officers named in the Summary Compensation Table held any restricted stock of the Company, except Dr. Baccei, who holds 2,000 shares with a value as of such date of $95,000. Dividends are paid on the restricted stock to the same extent paid on all outstanding shares.

(3) Stock Appreciation Rights are not available under any of the Company's incentive plans.

(4) The compensation reported represents Company contributions under the Company's qualified Employee Thrift Investment Plan and Nonqualified Employee Thrift Investment and Deferred Compensation Plan.

(5) Mr. Briels relinquished all executive responsibilities and active duties with the Company on June 30, 1995 and resigned as an employee of the Company on December 31, 1995.

OPTIONS

     The following table summarizes option exercises during fiscal 1995 by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at December 31, 1995. Stock Appreciation Rights are not available under any of the Company's plans. No options were granted to the executive officers named in the Summary Compensation Table during fiscal 1995.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995
                   AND VALUE OF OPTIONS AT END OF FISCAL 1995

                                                                  NUMBER OF
                                                                 SECURITIES         VALUE OF
                                                                 UNDERLYING       UNEXERCISED
                                                                 UNEXERCISED      IN-THE-MONEY
                                                                   OPTIONS          OPTIONS
                                                                  AT FISCAL        AT FISCAL
                                 SHARES                          YEAR-END(#)      YEAR-END($)
                                ACQUIRED                        -------------   ----------------
                                   ON             VALUE         EXERCISABLE/      EXERCISABLE/
            NAME               EXERCISE(#)    REALIZED($)(1)    UNEXERCISABLE   UNEXERCISABLE(1)
-----------------------------  -----------    --------------    -------------   ----------------
David Freeman................     21,000         $875,650        37,000/8,000    $478,225/50,650
Robert L. Aller..............      8,000          331,000        20,400/2,100     265,475/ 9,713
Gerardus B.E.M. Briels.......          0                0         7,500/4,000      75,313/16,375
Louis J. Baccei..............          0                0        11,600/2,400      92,400/11,100
Eugene F. Miller.............          0                0        22,200/2,100     202,775/ 9,713

---------------
(1) Value based on market value of the Company's Common Stock at date of exercise (column 3) or end of fiscal 1995 (column 5), minus the exercise price.

COMMITTEE ON HUMAN RESOURCES REPORT ON EXECUTIVE COMPENSATION

  General Philosophy:

     The Committee on Human Resources of the Board of Directors ("Committee") is composed entirely of non-employee Directors and is responsible for considering and submitting recommendations to the Board in connection with the Company's executive compensation policies. It is the philosophy of the Committee to establish a total compensation program for executive officers which is competitive to the Company's peer group and at least competitive with a broader range of companies of comparable size and complexity in order to attract and retain the best managerial talent. Some of the companies studied by the Committee are included in the S&P Chemicals and Materials Index, the stock performance of which is shown on the Performance Graph on page 15. Other companies which the Committee considers comparable are included in the broader S&P

Chemicals Index. The Committee believes that this philosophy will reward stockholders with superior performance and return on investment.

     The Committee periodically obtains from internationally recognized consulting firms independent compensation data which compares the total compensation program of the Company with certain of its peer group and selected other companies which the Committee believes are comparable to the Company. Based on an analysis of the compensation data obtained from its consultants in 1995, the Committee has added a long term incentive compensation element to the total compensation package for executive officers and certain other key employees in order to offer a total compensation program which is competitive with the Company's peer group. The long term incentive compensation program is described below.

  Executive Officer Compensation Program:

     The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long term incentive compensation in the form of stock options, restricted stock grants and various benefits, including medical and pension plans generally available to all employees of the Company.

  Base Salary:

     Base salary ranges for the Company's executive officers are reviewed periodically by the Committee following analysis of published salary trends and data among the Company's peer industries and other comparable companies, and following review of periodic recommendations submitted by outside compensation consultants. Upon review of relevant performance appraisals and the general economic climate, the Committee approved increases in base salaries for certain executive officers during 1995.

  Annual Incentive Compensation:

     The Management Incentive Compensation Plan (the "Plan") is the Company's annual incentive program for executive officers and key managers. When viewed together with the Company's base salary program, the purpose of the Plan is to provide a balance between fixed compensation and variable, results-oriented compensation. The Plan is intended to reward superior results with overall superior compensation. The Committee determines awards under the Plan by comparing the Company's actual performance for each fiscal year with the Company's annual business plan for such year, which is approved by the Board of Directors. Key elements of each annual business plan are the Company's sales growth and profitability and return on shareholders' equity, with particular reference to the preceding fiscal year. Additional factors which the Committee considers are the relationship of the year's results with the Company's most recent long-range and strategic goals and objectives, any non-recurring charges recognized during the year, and the general economic environment. Finally, the Committee also considers individual factors such as the executive's achievement of approved target accomplishments, and his or her contributions to the long-range growth and profitability objectives of the Company.

     Maximum bonuses under the Plan may not exceed a specified percentage of the executive's salary. Executives with line responsibility qualify for a higher percentage bonus than staff executives. The bonuses reflected in the Summary Compensation Table for executive officers reflect the Committee's assessment of their performance during fiscal 1995 against the criteria mentioned in the preceding paragraph.

  Other Compensation Plans:

     The Company's stock option and restricted stock plans are intended to provide long-term incentives to executive officers and key managers and to encourage such individuals to maintain a significant long-term ownership position in the Company's common stock. Both in the case of restricted stock and stock options the Committee looks at the executive's total holdings before making an award under either plan. In 1995, the Committee did not award stock options or restricted stock to any executive officer.

     Based on information supplied to the Committee by the compensation consulting firm retained by it during 1995, the Committee recommended, and the Board adopted, a policy under which long-term incentive compensation would be payable under these plans to the Company's executive officers and other senior executives upon the achievement, in the case of restricted stock, of certain predetermined long term performance goals, and subject to other restrictions already contained in the plans.

     The Company has adopted nonqualified retirement and thrift investment plans for executive officers and other highly compensated employees whose participation in the Company's qualified retirement and thrift investment plans is restricted because their compensation exceeds applicable Internal Revenue Code limitations. These plans supplement the qualified plans by providing the participants the opportunity to obtain benefits to the same extent they are offered to other employees under the qualified plans.

  Benefits:

     The Company provides medical and pension benefits to the executive officers that are generally available to Company employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed reportable thresholds for fiscal 1995.

  Limitation on Deductibility of Certain Compensation:

     The Internal Revenue Service has adopted regulations which limit the deductibility, for income tax purposes, of certain executive compensation in excess of $1,000,000 in a single tax year. The Committee does not believe that this limitation will be relevant to the Company in 1996, since a significant portion of total executive compensation is performance related.

  Chief Executive Officer Compensation:

     During 1995 Mr. Freeman's base salary was increased to $460,000, which in the Committee's judgment is appropriate given available annual incentive and long term incentive compensation opportunities. Tying the Chief Executive Officer's total compensation package closely to growth in shareholder value is at the heart of the Committee's executive compensation philosophy and is consistent with compensation data obtained from the Committee's consultants. Mr. Freeman received a bonus of $175,000 in relation to his efforts during fiscal 1995, which the Committee determined with reference to Mr. Freeman's individual performance, the results achieved by each of the Company's sales and marketing regions, and the criteria discussed under Annual Incentive Compensation.

                             ROBERT E. IX, CHAIRMAN

                                 WALLACE BARNES

                            STEPHEN J. TRACHTENBERG

                               DR. JURGEN MANCHOT

                               PETER C. BROWNING

                  MEMBERS OF THE COMMITTEE ON HUMAN RESOURCES

                         COMPARATIVE STOCK PERFORMANCE

     The following is a graph which compares the five year cumulative return from investing $100 on December 31, 1990 in each of Loctite Corporation common stock; the S&P 500 Comp-Ltd.; the S&P Chemicals; and the S&P Chemicals & Materials Index, with dividends assumed to be reinvested when received. The S&P Chemicals & Materials Index is an index published by Standard & Poor's Corporation which tracks 20 companies in the S&P MidCap 400 Index that have been categorized as chemicals and materials companies.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG LOCTITE, S&P 500 COMP-LTD., S&P CHEMICALS AND
                         S&P MID-CAP CHEM & MAT INDICES

       MEASUREMENT PERIOD                              S&P MID- CAP         S&P 500
      (FISCAL YEAR COVERED)          LOCTITE CORP       CHEM & MAT         COMP-LTD        S&P CHEMICALS
1990                                            100               100               100               100
1991                                            170               155               130               130
1992                                            158               168               140               143
1993                                            131               185               155               160
1994                                            169               196               157               185
1995                                            176               222               215               242

*$100 INVESTED ON 12/31/90 IN STOCK OR INDEX, INCLUDING REINVESTMENT OF DIVIDENDS, FOR THE FISCAL YEAR ENDING DECEMBER 31.

PENSION BENEFITS

     The Company's non-contributory, defined benefit pension plan covers all persons regularly employed by the Company on a salaried and hourly basis, except certain employees covered by collective bargaining agreements.

     The pension plan establishes an account for each employee when the employee becomes an "Active Participant" in the plan (upon completion of one year of continuous service) and credits the account with a percentage of pay for each year worked after becoming an Active Participant. For employees with less than 10 years of service, this annual credit equals 4% of that year's compensation which is not in excess of 1/3 of the current social security wage base and 6% of that year's compensation which exceeds 1/3 of the current social security wage base. For employees with 10 or more years of service, this annual credit equals 5% of that year's compensation which is not in excess of 1/3 of the current social security wage base and 7% of that year's compensation which exceeds 1/3 of the current social security wage base. Accounts are also credited with a guaranteed rate of interest. To the extent that the pension plan benefits of any of the executives named in the Summary Compensation Table are limited by the provisions of Section 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended, the Company's nonqualified retirement plan supplements the benefits under the pension plan.

     The estimated annual pension benefits payable under the pension plan, as supplemented by the nonqualified retirement plan, upon retirement at age 65, assuming no change in salary and annual interest credits of 7.5%, for each of the following executives are $206,765 for David Freeman, $75,955 for Robert L. Aller, $43,579 for Louis J. Baccei, and $95,545 for Eugene F. Miller.

     The Company amended its nonqualified thrift investment plan, effective July 1, 1995, to provide a greater ability for executive officers and other highly compensated employees to defer the receipt of compensation and to permit Directors to defer the receipt of the cash portion of their fees. The plan continues to require that participating employees first have elected to make the maximum before-tax deferral of compensation under the Company's qualified thrift investment plan, but the plan does not otherwise limit the amount of an employee's compensation deferral.

EXECUTIVE AND CONSULTING AGREEMENTS

     The Company has agreements with five of its senior executives, including Messrs. Freeman, Aller and Miller, which provide that the executives will be entitled to a two-year term of employment with the Company following any "Change-in-Control" of the Company (as defined). In the event that the executive's employment with the Company terminates for any reason other than Cause (as defined below), voluntary resignation (including retirement), death or permanent disability prior to the end of the two-year period following a Change-in-Control, the executive will receive severance pay equal to the total compensation and benefits the executive would have received if the term of employment had continued for the full two-year period. However, portions of the severance pay will be reduced to the extent that such severance pay would be non-deductible to the Company under Section 280G of the Internal Revenue Code of 1986 as amended. The restrictions under Section 280G will not apply if the present value of all payments to be received by the executive (whether under the agreement or otherwise) does not exceed three times the average compensation received by the executive during the five years preceding the Change-in-Control.

     Cause is defined as (a) a continued breach of the executive's duties of employment after notice from the Company; or (b) willful misconduct by the executive which is demonstratively and materially injurious to the Company. If the executive's employment terminates for Cause, voluntary resignation, death or disability, the executive receives no benefits under that agreement other than as accrued as of the date of such termination, and must look to the Company's normal policies for any retirement, death or disability benefits.

     The agreements provide that a Change-in-Control shall have occurred if: (a) a Person (as defined) has the power to vote 30% or more of the common stock of the Company; (b) a Person acquires or agrees to acquire all or substantially all of the assets or business of the Company; (c) during any two year period, the new members of the Board of Directors elected during that period constitute a majority of the Board unless such new members are approved by at least a two-thirds vote of the Board members in office at the beginning of such period; or
(d) the Board of Directors determines that a Person directly or indirectly exercises a controlling influence over the Company.

SEVERANCE ARRANGEMENT

     On December 21, 1995, the Company and Mr. Gerardus B.E.M. Briels, formerly President of the Company's North American Region, entered into an agreement (the "Agreement") setting forth the terms of Mr. Briels' separation from the Company. Mr. Briels had been an employee of the Company for over 30 years, and the Agreement in large measure reflects payments of benefits accrued during his lengthy period of employment.

     The Agreement acknowledges that Mr. Briels resigned from active employment with the Company effective June 30, 1995, and provides for his continuation on the Company's payroll as an inactive employee at an annual rate of $208,500 for a period of two years through July 1, 1997, or such earlier date on which he commences employment with another party or elects to leave the company's payroll. Mr. Briels elected to leave the Company's payroll as of December 31, 1995, and received a lump sum payment at that time that brought his aggregate payroll payments under the Agreement to $417,000. In addition, Mr. Briels received under the Agreement $5,614 in payment of unused vacation in 1995.

     The Agreement also provides that: (i) Mr. Briels' five-year promissory note due October 29, 1997 for the principal sum of $60,000 will be forgiven by the Company as of June 30, 1995 (for a total benefit to Mr. Briels of $101,781, including tax equalization payments);
(ii) Mr. Briels will continue to be able to participate in the Company's medical, dental and life insurance plans until June 30, 1997 (and thereafter as permitted by law), unless he becomes covered under the plans of a new employer;
(iii) Mr. Briels is fully vested under the Company's qualified and nonqualified retirement and thrift investment plans, and will receive an aggregate benefit under such plans in the amount of $504,500 as of December 31, 1995, the date on which he ceased to be employed by the Company, and will be entitled at his election to receive a lump sum payment or periodic distributions, as may be permitted by the plans or applicable law; (iv) Mr. Briels' vested stock options shall be exercisable for a period of 90 days after the date on which he ceases to be on inactive payroll (i.e., December 31, 1995); (v) Mr. Briels will receive the value of any unexercisable stock options as of the date he ceases to be on inactive payroll (which options had a value on that date of $16,375); (vi) Mr. Briels will be provided outplacement assistance at Company expense until his separation from the payroll, in the event he chooses to use it (resulting in a benefit to Mr. Briels of $27,000); and (vii) Mr. Briels will be reimbursed for various expenses, including one annual trip to Europe under the Company's "home leave" program, the cost of obtaining tax and financial advice, and professional fees relating to his separation from the Company (resulting in a total benefit to Mr. Briels of $50,649). In addition, it was agreed that Mr. Briels would be granted ownership of the Company car assigned to him (providing a benefit to Mr. Briels of $18,900). Finally, the Agreement provides for mutual releases of claims, waiver of noncompetition provisions, indemnification of Mr. Briels for any payments arising from claims relating to his service with the Company, and confidentiality to the extent permitted by law.

                     OWNERSHIP OF THE COMPANY'S SECURITIES

     The following table sets forth as of December 31, 1995, the beneficial ownership of the Company's Common Stock by each person known to the Company to own beneficially more than 5% of the Company's outstanding Common Stock, the Company's only class of voting securities.

                                                             SHARES
                    NAME AND ADDRESS                       BENEFICIALLY       PERCENT OF
                  OF BENEFICIAL OWNER                        OWNED              CLASS
--------------------------------------------------------   ----------         ----------
HC Investments, Inc.(1).................................   11,208,224            33.4%
  1100 North Market Street
  Wilmington, Delaware 19890
Capital Research and Management Company(2)..............    1,745,900             5.2%
  333 South Hope Street
  Los Angeles, California 90071
Krieble Group(3)........................................    3,067,859             9.1%(3)
  c/o Mr. Thomas K. Hodgman
  One Gold Street, No. 24H
  Hartford, CT 06103

---------------
(1) A wholly-owned U.S. subsidiary of Henkel KGaA, Germany, with which Drs. Dohr and Manchot and Mr. Henkel, Directors, and Dr. Krautter, Director nominee, respectively, are associated.

(2) A registered investment adviser and an operating subsidiary of The Capital Group Companies, Inc., exercised as of December 31, 1995, investment discretion with respect to the above mentioned shares, which were owned by various institutional investors. Said subsidiary has no power to direct the vote of the above shares.

(3) On January 19, 1996 the Krieble Group sold 250,000 shares of the Company's Common Stock on the open market, as reported in a statement on Schedule 13D filed by the Group with the Securities and Exchange Commission on January 19, 1996. On February 29, 1996, the Krieble Group sold 1,150,000 shares of Common Stock to the Company in a private transaction, as reported in Amendment No. 1 to the above referenced statement on Schedule 13D dated February 29, 1996 and filed on March 1, 1996 with the Securities and Exchange Commission. The Schedule 13D Amendment filed on March 1, 1996 also stated that the members of the Krieble Group had determined not to act together henceforth with respect to their holdings of Common Stock. As a result, no person who was a member of the Group owned more than 5% of the Common Stock following the sale on February 29, 1996.

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the adoption of the Company's Shareholder Rights Plan on April 14, 1994, the Company entered into an agreement (the "Henkel Agreement") with its largest shareholder, HC Investments, Inc. (and its parent company, Henkel Corporation, and its ultimate parent corporation, Henkel KGaA (collectively, "Henkel")). The Henkel Agreement provided for, among other things, the termination of the Standstill Agreement, dated May 23, 1985, between the Company and Henkel Corporation, as successor to Henkel of America, Inc., the enlargement of the size of the Board of Directors from 10 to the maximum of 12 members currently permitted under the Company's Certificate of Incorporation (with the Company being restricted from expanding or reducing the size of the Board of Directors without Henkel's prior written consent) and various mechanisms to ensure that the arrangement between the Company and Henkel set forth in the Henkel Agreement and the Shareholder Rights Plan will remain in place for 10 years. In addition, under the Henkel Agreement, Henkel's right of first refusal on the shares of the Company's Common Stock held by the Krieble family remains in effect.

     Under the Henkel Agreement, in connection with the annual election of directors, Henkel is entitled to recommend to serve as a member of the Board of Directors of the Company the following number of persons: three persons at any time that Henkel, together with its affiliates, owns at least 25% of the outstanding shares of Common Stock; two persons at any time that Henkel, together with its affiliates, owns between 15% and 25% of the outstanding shares of Common Stock; and one person at any time that Henkel, together with its affiliates, owns between 10% and 15% of the outstanding shares of Common Stock. The Henkel Agreement provides that Henkel is not entitled to recommend any directors from and after the time that Henkel, together with its affiliates, owns less than 10% of the outstanding shares of Common Stock. Such recommendations by Henkel are subject to the approval of a majority of all of the directors, which approval may not be unreasonably withheld.

     The Henkel Agreement also provides that at least one director recommended by Henkel must be a member of any key committee of the Board of Directors that has up to four members, and at least two directors recommended by Henkel must be members of any key committee of the Board of Directors that has five or more members. Under the Henkel Agreement, the obligation to appoint directors recommended by Henkel to committees of the Board of Directors will lapse from and after the time that Henkel, together with its affiliates, owns less than 10% of the outstanding shares of Common Stock.

     Henkel, together with its affiliates, owns approximately 11,208,224 shares of Common Stock as of February 20, 1996, the date of the meeting of the Board of Directors at which the nomination for election of directors was held, or approximately 33.8% of the outstanding shares of Common Stock. Henkel was therefore entitled to recommend under the Henkel Agreement three persons to be directors of the Company. Henkel recommended Dr. Roman Dohr and Mr. Christoph Henkel to serve as directors on the Board of Directors, both of whom have previously been serving as such, and also for the first time recommended Dr. Jochen Krautter to serve on the Board. The entire Board of Directors approved such nominees.

                                   PROPOSAL 2

             CONFIRMATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has appointed Price Waterhouse LLP, independent accountants, to examine the accounts of the Company for the current fiscal year and to report on the Company's financial statements for that period. The firm of Price Waterhouse LLP has acted as independent accountants for the Company since 1966. Representatives of Price Waterhouse LLP will be present at the Annual Meeting to make a statement if they desire to do so and to respond to appropriate questions.

     The Audit and Finance Committee reviews annually the services that Price Waterhouse LLP may be requested to provide from time-to-time and considers the effect that the performance of these services may have on their audit independence. It establishes guidelines, including dollar limitations, under which Price Waterhouse LLP may be retained to perform nonaudit services. The Committee annually reviews the services actually performed to determine that they were in accordance with the guidelines it established.

     There is no requirement that the appointment of Price Waterhouse LLP as the Company's independent accountants be submitted to the stockholders for their approval. However, the Board of Directors believes that stockholders should be provided an opportunity to express their views on the subject. The Board of Directors will not be bound by a negative vote, but will take that vote into consideration in future years.

     The Board of Directors unanimously recommends a vote FOR confirmation of the appointment of Price Waterhouse LLP as independent accountants of the Company for the current fiscal year.

                                 OTHER MATTERS

     The Board of Directors and management of the Company know of no matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Proposals intended for inclusion in the 1997 Proxy Statement should be sent to the Secretary, Loctite Corporation, 10 Columbus Boulevard, Hartford, 06106 and must be received by November 12, 1996. The Company's next Annual Meeting is scheduled to take place on April 23, 1997. In addition, the Company's By-laws permit stockholders to bring proposals before the Annual Meeting if the stockholder has given timely notice of the proposal in writing to the Secretary. For a stockholder's notice to be timely, it must be delivered to or mailed and received at the foregoing address not less than 60 nor more than 90 days prior to the scheduled Annual Meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date. If less than 70 days notice or prior public disclosure of the date of the scheduled Annual Meeting is given or made, the stockholder's notice must be delivered or received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled Annual Meeting was mailed or the day on which the public disclosure was made. A stockholder's notice must include (1) a brief description of the proposal desired to be brought before the Annual Meeting, (2) the name and address as they appear on the Company's books of the stockholder proposing such business, (3) the class and number of shares which are beneficially owned by the stockholder on the date of the stockholder's notice and (4) any material interest of the stockholder in the proposal.

                                              By Order of the Board of Directors

                                                   EUGENE F. MILLER
                                                   Secretary

Hartford, Connecticut
March 13, 1996

[LOCTITE CORPORATION LOGO]




                         COMPANY HIGHLIGHTS DURING 1995

-  Sales increased by 12% to a record $785 million.

-  New Worldwide Design Handbook introduced in 9 languages.

- Shareholder value enhanced through repurchase of 1.7 million shares; repurchasing to continue during 1996.

- Ken Butterworth to retire as Chairman at the 1996 Annual Meeting. During his tenure, sales grew from $240 to $785 million.


                                  DETACH HERE                           LOC 3F

    Please mark
/X/ votes as in
    this example.

    The Board of Directors recommends a vote FOR all of the following proposals:

    1. Election of Directors                                                                              FOR   AGAINST   ABSTAIN

    NOMINEES: R.E. Ix, F.B. Krieble, Arthur P. Byrne, Dr. R. Dohr,           2.  APPOINTMENT OF PRICE     /  /    /  /      /  /
    Robert W. Fiondella, Dr. Jochen Krautter, S.J. Trachtenberg, Indra           WATERHOUSE LLP as
    K. Nooyi, David Freeman, Peter C. Browning, Stephen F. Page, and             independent Accountants.
    Christoph Henkel.
                          FOR        WITHHELD

                          /  /         /  /                                  3.  In their discretion, the Proxies are authorized
                                                                                 to vote upon such other business as may properly
    /  / __________________________________                                      come before the meeting.
    For all nominees except as noted above.


                                                                                                      MARK HERE
                                                                                                     FOR ADDRESS  /  /
                                                                                                     CHANGE AND
                                                                                                    NOTE AT LEFT

                                                                              This proxy when properly executed will be voted as
                                                                              directed hereon, or if no direction is indicated, will
                                                                              be voted FOR the election of the Board of Directors'
                                                                              nominees for Directors and FOR proposal 2.

                                                                              (Please date and sign exactly as name appears on this
                                                                              proxy. Joint owners should each sign. When signing as
                                                                              attorney, executor, administrator, trustee, guardian,
                                                                              etc., give title as well.)




Signature____________________________ Date:__________________


Signature____________________________ Date:___________________

                                  DETACH HERE                             LOC F


                                   P R O X Y


                  THIS PROXY IS SOLICITED BY AND ON BEHALF OF
                           THE BOARD OF DIRECTORS OF

                              LOCTITE CORPORATION

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 24, 1996

        The undersigned hereby appoints Eugene F. Miller and William V. Grickla, Jr., or either of them, proxies, with full power of substitution, to act for and to vote the shares of stock of Loctite Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of said Company to be held on April 24, 1996, and at any and all adjournments thereof.

        Receipt of the Company's Notice of the Annual Meeting of Stockholders and Proxy Statement is acknowledged.

        IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.
                                                                 -------------
                                                                  SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SIDE
                                                                 -------------